UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WAGEWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

May 6, 2015

To Stockholders of WageWorks, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of WageWorks, Inc., a Delaware corporation, will be held on Wednesday, May 6, 2015 at 3:00 p.m., Pacific Daylight Time, at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the three Class III directors listed in the accompanying Proxy Statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”
2. To conduct a non-binding advisory vote on executive compensation.	“FOR”
3. To conduct a non-binding advisory vote on the frequency of holding an advisory stockholder vote on executive compensation.	“THREE YEARS”
4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	“FOR”

The preceding items of business are more fully described in the Proxy Statement filed with the U.S. Securities and Exchange Commission on March 20, 2015 and accompanying this notice of the Annual Meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed to stockholders on or about March 20, 2015.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of WageWorks, Inc.

By Order of the Board of Directors of WageWorks, Inc.

Joseph L. Jackson
Chief Executive Officer

i

(continued)

ii

WageWorks, Inc.

1100 Park Place, Fourth Floor

San Mateo, California 94403

(650) 577-5200

PROXY STATEMENT

The Board of Directors (“Board”) of WageWorks, Inc., a Delaware corporation (“we,” “us,” “WageWorks” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403 on Wednesday, May 6, 2015 at 3:00 p.m. Pacific Daylight Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying Notice and Form of Proxy are first being distributed to stockholders on or about March 20, 2015.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board has made these materials available to you on the internet and has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What proposals will be voted on at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•	The election of the three Class III directors specified in this Proxy Statement;

•	A non-binding advisory vote on executive compensation;

•	A non-binding advisory vote on the frequency of holding an advisory stockholder vote on executive compensation; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of the three nominated Class III directors specified in this Proxy Statement (Proposal 1);

•	“FOR” the approval, on an advisory and non-binding basis, of our executive compensation (Proposal 2);

•	For “THREE YEARS” as the frequency with which stockholders are provided an advisory stockholder vote on executive compensation, on an advisory and non-binding basis (Proposal 3);

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Joseph L. Jackson and Colm M. Callan, or either of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2015 Annual Meeting.

Who is entitled to vote?

Stockholders of record at the close of business on March 9, 2015 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 35,599,151 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters being considered at the Annual Meeting.

As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 35,599,151 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with WageWorks’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received printed proxy materials from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote?

You may vote using any of the following methods:

•

By Mail — Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” election of the three nominated Class III directors specified in this Proxy Statement (Proposal 1);

•	“FOR” the approval, on an advisory and non-binding basis, of our executive compensation (Proposal 2);

•	For “THREE YEARS” as the frequency with which stockholders are provided an advisory stockholder vote on executive compensation, on an advisory and non-binding basis (Proposal 3);

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4).

WageWorks stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet — Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name may provide voting instructions to their brokers, banks or nominees by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone —Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions to their brokers, banks or nominees by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Corporate Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of Class III directors	Plurality of Votes Cast	No

Proposal 2 — The non-binding advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — The non-binding advisory vote on the frequency of holding an advisory stockholder vote on executive compensation	Plurality of Votes Cast	No

Proposal 4 — The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. If you ABSTAIN from voting on Proposal 1, the abstention will have no effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will have no effect on the outcome of the vote.

With respect to Proposal 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 4, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the broker, bank or nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker, bank or nominee cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of Class III directors (Proposal 1), the non-binding vote advisory vote on executive compensation (Proposal 2) and the non-binding advisory vote on the frequency of holding an advisory stockholder vote on executive compensation (Proposal 3) are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we have retained Alliance Advisors, LLC to assist in soliciting proxies and we expect to pay Alliance Advisors, LLC approximately $19,500 for such services, plus reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What if multiple stockholders share the same address?

We have adopted the process called “householding” for mailing the proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. Such requests should be sent to: WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Investor Relations. If you are a beneficial owner and own your shares through a broker, bank or nominee, please contact your broker, bank or nominee to request additional copies. We will remove such individuals from the householding program within 30 days of their request, following which they will receive an individual copy of our proxy materials. In addition, eligible stockholders receiving multiple copies of the proxy materials can request householding by contacting their broker, bank or nominee.

What is the deadline for stockholder proposals for the 2016 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 20, 2015.

In addition, our amended and restated bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations — In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Company’s amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the nominating and corporate governance committee as a potential nominee for the Board, see the procedures discussed in “Corporate Governance Matters — Policy for Director Recommendations.”

Advance Notice of Other Business — The amended and restated bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to the Company’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the amended and restated bylaws and under Delaware law, and properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2016 Annual Meeting of Stockholders will start on January 5, 2016 and end on February 4, 2016.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Corporate Secretary.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about WageWorks and its executive officers and directors. Some of the information is provided as of the end of our 2012, 2013 and 2014 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors and Nominees

Our Board currently consists of seven members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time-to-time by a resolution of the majority of our Board. Each officer serves at the discretion of the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I director is Jerome D. Gramaglia, and his term will expire at the Annual Meeting of Stockholders to be held in 2016;

•	the Class II directors are Mariann Byerwalter, John W. Larson and Edward C. Nafus and their terms will expire at the Annual Meeting of Stockholders to be held in 2017; and

•	the Class III directors are Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson, and their terms will expire at the Annual Meeting.

Three candidates have been nominated for election as Class III directors at the Annual Meeting for a three-year term expiring in 2018. Upon recommendation of the nominating and corporate governance committee, the Board has nominated Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson for re-election as Class III directors. Biographical information about each of the nominees is contained in the following section.

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management. Our Board conducts an annual self-evaluation at the end of each fiscal year, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors will have full access to our management and independent advisors.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Information Regarding the Nominees and Directors

Names of the nominees and directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position
Joseph L. Jackson	54	Chief Executive Officer and Director
Thomas A. Bevilacqua (2)(3)	58	Director
Bruce G. Bodaken (1)	63	Director
Mariann Byerwalter (1)	54	Director
Jerome D. Gramaglia (2)(3)	59	Director
John W. Larson (3)	79	Director and Chairman of the Board
Edward C. Nafus (1)(2)	74	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of the nominating and governance committee

Joseph L. Jackson has served as our Chief Executive Officer, and as a member of our Board, since February 2007. Prior to joining us, Mr. Jackson served in various roles at First Data Corporation, a provider of payment processing services, from January 1983 until March 2006, most recently as President of Commercial Services for its Western Union subsidiary. Mr. Jackson holds a B.S. in Business Administration from the University of Nebraska. We believe that Mr. Jackson possesses specific attributes that qualify him to serve as a member of our Board, including his past business experience and his perspective as our Chief Executive Officer, which brings operational expertise to our Board.

Thomas A. Bevilacqua has served as a member of our Board since November 2009, as a member of our compensation committee since February 2010 and as a member of our nominating and corporate governance committee since February 2011. Mr. Bevilacqua has served as a Managing Director with VantagePoint Capital Partners, a venture capital firm, since November 2007, where he focuses on investments in the Internet and information technology market. Prior to joining VantagePoint, Mr. Bevilacqua served as Executive Vice President of E*TRADE Financial from 1997 to 2002, where he served in a variety of operational roles and established E*TRADE’s acquisition and investment strategies. While at E*TRADE, Mr. Bevilacqua founded ArrowPath Venture Partners, an early stage venture capital fund that was later spun out from E*TRADE, and served as the Managing Partner of that firm from 1999 to November 2007. Mr. Bevilacqua was previously a partner at two leading Silicon Valley law firms, Brobeck, Phleger & Harrison LLP and Orrick, Herrington & Sutcliffe LLP. Since April 2011, Mr. Bevilacqua has served on the board of directors of Gain Capital Holdings, Inc., a provider of online foreign exchange trading services. Mr. Bevilacqua received a J.D. from the University of California, Hastings College of the Law and a B.S. in business administration from the University of California at Berkeley. We believe that Mr. Bevilacqua possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation committee and nominating and corporate governance committee, including his knowledge of technology investments and Internet services, his financial literacy and his general business and legal experience.

Bruce G. Bodaken has served as a member of our Board since September 2005, as Chairman of our audit committee from May 2009 to November 2014 and as a member of our audit committee since February 2006. Mr. Bodaken served as Chairman and CEO of Blue Shield of California from 2000 to 2012, where he was responsible for strategy and management of California’s third largest insurer, with $10 billion in revenue. Prior to that, Mr. Bodaken served as Blue Shield of California’s President and COO from 1996 to 2000. He has been on the board of directors of Rite Aid Corporation since May 2013. He also serves on the board of the Institute of Medicine’s Roundtable on Value and Science-Driven Health Care, and is a visiting scholar at Brookings Institution in Washington, DC. Mr. Bodaken recently joined the faculty at University of California, Berkeley, as Lecturer in the School of Public Health. Mr. Bodaken holds a M.A. from the University of Colorado and a B.A.

from Colorado State University. We believe that Mr. Bodaken possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our audit committee, including his extensive business experience as an executive in the health insurance industry.

Mariann Byerwalter has served as a member of our Board since May 2010, as Chairperson of our audit committee since November 2014 and as a member of our audit committee since May 2010. Ms. Byerwalter has been the Chairman of JDN Corporate Advisory LLC, a privately-held advisory services firm, since October 2001. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and a director of America First Eureka Holdings, the holding company for Eureka Bank, a publicly-traded institution. She was the Chief Financial Officer of Eureka Bank from 1993 to 1996 and was a member of its board of directors from 1988 until the company was sold in 1998. Ms. Byerwalter served as a member of the board of directors of PMI Group, Inc., a provider of residential mortgage insurance, from May 2001 until March 2009. Ms. Byerwalter currently serves on the boards of certain investment companies affiliated with Charles Schwab Corporation, Redwood Trust, Inc., Pacific Life Corporation and Burlington Capital. She serves as a director of the Lucile Packard Children’s Hospital. Ms. Byerwalter received an M.B.A. from Harvard University and a B.A. in Economics and Political Science/Public Policy from Stanford University. We believe Ms. Byerwalter possesses specific attributes that qualify her to serve a member of our Board and to serve as Chairperson of our audit committee, including her experience as a company executive and her financial and accounting expertise with public companies.

Jerome D. Gramaglia has served as a member of our Board since November 2002, as a member of our compensation committee since October 2003, as Chairman of our compensation committee since February 2006 and as a member of our of our nominating and corporate governance committee since August 2014. Mr. Gramaglia is a private investor/advisor to consumer-oriented technology start-ups. From March 2011 to July 2011, Mr. Gramaglia served as interim Chief Executive Officer and President of Acxiom Corporation, a leading provider of marketing data, services and technology. Mr. Gramaglia previously served as Partner for ArrowPath Venture Partners and as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia has also served on the boards of directors of Coldwater Creek, a national retailer of women’s apparel, from June 2004 to September 2013 and Acxiom since August 2009, where he currently serves as Non-Executive Chairman of the Board. Mr. Gramaglia received a B.A. in Economics from Denison University. We believe Mr. Gramaglia possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our compensation committee, including his experience in various executive roles of a public company, his service on the board of other public companies and his marketing, financial, technology and management expertise.

John W. Larson has served as a member of our Board since June 2000, as Chairman of our Board since July 2006 and as Chairman of our nominating and corporate governance committee since February 2006. Mr. Larson retired as a partner at the law firm of Morgan, Lewis & Bockius LLP in December 2009, which he joined in February 2003. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson served as the Chief Executive Officer for Brobeck. Mr. Larson has served on the board of directors of Sangamo Biosciences, Inc., a biotechnology company focusing on zinc finger DNA-binding proteins, since January 1996. Mr. Larson also serves on the board of Needham Funds and the Buck Institute for Research on Aging. Mr. Larson received an L.L.B. from Stanford Law School and a B.A., with distinction, in Economics from Stanford University. We believe Mr. Larson possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our nominating and corporate governance committee, including his extensive legal career and business background and his experience on the boards of numerous public and private companies.

Edward C. Nafus has served as a member of our Board since August 2010, as a member of our compensation committee since August 2010 and as a member of our audit committee since February 2012. From April 2005 until his retirement in December 2007, Mr. Nafus served as President and Chief Executive Officer of CSG Systems International, Inc., a leading provider of customer interaction management solutions to the North American market. Mr. Nafus joined CSG Systems in August 1998 as Executive Vice President and became President, Convergent Services and Solutions Division in January 2002. From 1992 to 1998, he served as Executive Vice President of First Data Resources, Chief Executive Officer of First Data Resources Limited and President of First Data International. From 1984 to 1992, he served as President of First Data Resources and Executive Vice President of First Data Corporation. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus received a B.S. degree in Secondary Education from Jamestown College. We believe Mr. Nafus possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation and audit committees, including his experience as an executive and board member of a public company and general business experience.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson as Class III directors.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 25 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Following is a summary of some of the key points of our 2014 executive compensation program. See the “Executive Compensation” section beginning on page 25 below for more information.

The compensation committee oversees the development and administration of our executive compensation program. In order to create long-term value for our stockholders, the executive compensation program is intended to achieve the following objectives:

•	attract and retain talented executives, who possess the proven experience, knowledge, skills, and leadership criteria critical to our success;

•	motivate these executives to achieve our business objectives and uphold our core values;

•

reward our executives who can directly influence our overall performance by linking a greater portion of their target total direct compensation opportunity to short-term and long-term incentives than most other employees;

•	promote teamwork within the executive team, while also recognizing the unique role each executive plays in our success; and

•	ensure the alignment of the interests of our executives and our stockholders to promote the short-term and long-term growth of our business, and increase stockholder value.

We believe that the information we have provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Required Vote

The advisory vote “FOR” approval of our executive compensation requires a majority of the shares present in person or represented by proxy and entitled to vote on each proposal at the Annual Meeting. As this is an advisory vote, the result will not be binding on the Company, the Board or the compensation committee, although our compensation committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board recommends a vote “FOR” the advisory non-binding vote approving executive compensation.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding advisory stockholder vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 beginning on page 11 of this Proxy Statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer a non-binding advisory stockholder vote on named executive officer compensation once every one, two, or three years. Stockholders may also abstain from voting.

After careful consideration, our Board has determined that a non-binding advisory stockholder vote on executive compensation that occurs triennially is the most appropriate alternative for WageWorks, and therefore our Board recommends that you vote for a non-binding advisory stockholder vote on executive compensation once every three years.

In formulating its recommendation, our Board considered that given the nature of our compensation programs, a triennial vote would be sufficient for our stockholders to provide us with their input on our compensation philosophy, policies and practices. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of our compensation program on performance over a longer period.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on us, the compensation committee or our Board may decide that it is in the best interests of our stockholders and WageWorks to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends a vote for “THREE YEARS” as the frequency with which stockholders are provided a non-binding advisory stockholder vote on executive compensation.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held five (5) meetings during fiscal 2014. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2014.

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.”

The non-employee members of the Board also meet in executive session without management present on a regular basis. Mr. Larson, the Non-Executive Chairman of our Board, serves as presiding director of these executive sessions.

Audit Committee

Our audit committee is comprised of Ms. Byerwalter and Messrs. Bodaken and Nafus, each of whom is a non-employee member of our Board. Ms. Byerwalter is Chairperson of our audit committee. Mr. Bodaken is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined in the rules of the New York Stock Exchange (the “NYSE”). Our audit committee is responsible for, among other things:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual Proxy Statement.

The audit committee held eight (8) meetings during the last fiscal year. The report of the audit committee is included in this Proxy Statement.

Compensation Committee

Our compensation committee is comprised of Messrs. Bevilacqua, Gramaglia and Nafus. Mr. Gramaglia is Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•

reviewing and approving for our CEO and executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual Proxy Statement; and

•	administering our equity compensation plans.

The compensation committee held six (6) meetings during the last fiscal year. The report of the compensation committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Bevilacqua, Gramaglia and Larson. Mr. Larson is Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each Annual Meeting of Stockholders to the Board;

•

evaluating director compensation, consulting with outside consultants and/or with our human resources department when appropriate, and making recommendations to our Board regarding director compensation;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	reviewing the succession planning for our executive officers;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

The nominating and corporate governance committee held one (1) meeting during the last fiscal year.

Board Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee will discuss with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee will oversee risk related to compensation policies. Both our audit and compensation committees will report to the full Board with respect to these matters, among others.

As part of its oversight of our compensation programs, our compensation committee has considered our executive officer and non-executive employee compensation programs as they relate to our risk management and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. Our employees’ base salaries are fixed in amount and do not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our employees to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our employees with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Bevilacqua, Gramaglia and Nafus. No interlocking relationship exists between our Board or compensation committee and the board or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Board Leadership Structure

The Company’s Corporate Governance Policy provides that the Board shall fill the Chairman of the Board and Chief Executive Officer positions based upon the Board’s view of what is in the best interests of the Company. The Chief Executive Officer and Chairman may, but need not be, the same person. In the event that the Chairman is an executive officer of the Company, the Board will also appoint a Lead Independent Director.

The Board has determined that having two different individuals serve in the roles of Non-Executive Chairman of the Board and Chief Executive Officer is in the best interest of the Company’s stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jackson currently serves as our Chief Executive Officer and Mr. Larson currently serves as our Non-Executive Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Non-Executive Chairman of the Board provides overall leadership to the Board. The Non-Executive Chairman also works with the Chief Executive Officer to prepare Board meeting agendas and chairs meetings of the Board.

This leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Common Stock is listed on the NYSE. Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time following the completion of a listed company’s initial public offering. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Ms. Byerwalter and Messrs. Bevilacqua, Bodaken, Gramaglia, Larson and Nafus, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board also determined that Ms. Byerwalter and Messrs. Bodaken and Nafus, who comprise our audit committee, Messrs. Bevilacqua, Gramaglia and Nafus, who comprise our compensation committee, and Messrs. Bevilacqua, Gramaglia and Larson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules. In making this determination, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Policy for Director Recommendations

It is the policy of the nominating and corporate governance committee to consider recommendations for candidates to the Board from stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•

Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate;

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2016 Annual Meeting? — Advance Notice of Director Nominations.”

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders wish to communicate directly with our non-employee directors, messages can be sent to our General Counsel, at generalcounsel@wageworks.com, or to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: General Counsel. Our General Counsel or Legal Department shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board or, if none is specified, to the Non-Executive Chairman of the Board. Our General Counsel may decide in the exercise of her judgment whether a response to any stockholder communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any stockholder communications received for which the General Counsel or Legal Department has determined no response is necessary.

These procedures do not apply to communications to non-employee directors from officers or directors of the Company who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage, but do not require, directors to attend. Four (4) of our directors attended our 2014 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.” The Company will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.

Corporate Governance Policy

The Board has adopted Corporate Governance Principles that addresses the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the policy and report any recommendations to the Board. The Corporate Governance Principles are available on the Company’s website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.”

Whistleblower Policy

The audit committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Party Transaction Policy. See “Certain Relationships and Related Transactions — Related Party Transaction Policy.”

Insider Trading Policy and Rule 10b5-1 Trading Plans

The Company has an Insider Trading Policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s Common Stock.

As of the Record Date, none of our executive officers and none of our directors were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our Common Stock, (ii) all of our directors and executive officers and (iii) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 35,599,151 shares of Common Stock outstanding as of Record Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph L. Jackson (1)	851,333	2.34%
Thomas A. Bevilacqua (2)	15,500	*
Bruce G. Bodaken (3)	10,000	*
Mariann Byerwalter (4)	—	*
Jerome D. Gramaglia (5)	44,075	*
John W. Larson (6)	102,889	*
Edward C. Nafus (7)	45,000	*
Colm M. Callan (8)	—	*
Richard T. Green (9)	3,707	*
Edgar O. Montes (10)	150,849	*
Kimberly L. Wilford (11)	77,175	*
All Executive Officers and Directors as a group (11 persons) (12)	1,300,528	3.53%

5% Stockholders:
D.F. Dent & Company, Inc. (13)	1,966,096	5.52%
BlackRock, Inc. (14)	2,896,578	8.14%
FMR LLC (15)	1,912,324	5.37%
T Rowe Price (16)	2,281,300	6.41%
TimesSquare Capital Management, LLC (17)	2,094,601	5.88%
The Vanguard Group (18)	2,240,135	6.29%

*	Represents beneficial ownership of less than 1%.
(1)	Includes options to purchase 847,199 shares of our Common Stock exercisable within 60 days of the Record Date.
(2)

Consists of 15,500 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days of the Record Date. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Mr. Bevilacqua disclaims beneficial ownership of the options and the shares underlying the options, except to the extent of his pecuniary interests in the shares. The address of Mr. Bevilacqua is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(3)	Consists of options to purchase 10,000 shares of our Common Stock held by Mr. Bodaken exercisable within 60 days of the Record Date.
(4)	No outstanding options to purchase shares within 60 days of the Record Date.
(5)	Consists of options to purchase 44,075 shares of our Common Stock held by Mr. Gramaglia exercisable within 60 days of the Record Date.
(6)	Includes options to purchase 79,750 shares of our Common Stock held by Mr. Larson exercisable within 60 days of the Record Date.
(7)	Includes options to purchase 33,000 shares of our Common Stock held by Mr. Nafus exercisable within 60 days of the Record Date.
(8)	No outstanding options to purchase shares within 60 days of the Record Date.
(9)	No outstanding options to purchase shares within 60 days of the Record Date.
(10)	Includes options to purchase 149,380 shares of our Common Stock held by Mr. Montes exercisable within 60 days of the Record Date.
(11)	Includes options to purchase 74,380 shares of our Common Stock held by Ms. Wilford exercisable within 60 days of the Record Date.
(12)	Includes options to purchase 1,261,628 shares of our Common Stock exercisable within 60 days of December 31, 2014.
(13)

Based solely on a Schedule 13G/A filed with the SEC by D.F. Dent & Company, Inc. on February 12, 2015. D.F. Dent, in its capacity as investment adviser, beneficially owns 1,966,096 shares of our common stock. The principal business office for D.F. Dent & Company, Inc. is 2 East Read Street, 6th Floor, Baltimore, Maryland 21202.

(14)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 23, 2015. Entities affiliated with BlackRock beneficially own 2,896,578 shares of our common stock. The principal business office for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(15)

Based solely on a Schedule 13G filed with the SEC by FMR LLC on February 13, 2015. FMR LLC, in its capacity as investment adviser, beneficially owns 1,912,324 shares of our common stock. The principal business office for FMR LLC, is 245 Summer Street, Boston, Massachusetts 02210

(16)

Based solely on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. and its advisory affiliates (“Price Associates”) on February 10, 2015. Price Associates beneficially owns 2,281,300 shares of our common stock. These securities are owned by various individual and institutional investors including the T. Rowe Price New Horizons Fund, Inc. (which owns 1,805,000 shares or 5.1%) which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business office for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)

Based solely on a Schedule 13G filed with the SEC by TimesSquare Capital Management, LLC on February 11, 2015. TimesSquare Capital Management, LLC, in its capacity as investment adviser, beneficially owns 2,094,601 shares of our common stock. The principal business office for TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, NY 10036.

(18)

Based solely on a Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2015. Vanguard, in its capacity as investment adviser, beneficially owns 2,240,135 shares of our common stock. The principal business office for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

The following is a summary of transactions since the beginning of fiscal 2014 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this Proxy Statement.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information as of the Record Date, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Joseph L. Jackson	54	Chief Executive Officer and Director
Colm M. Callan	46	Chief Financial Officer
Edgar O. Montes	54	Chief Operating Officer
Kimberly L. Wilford	46	Senior Vice President, General Counsel and Corporate Secretary

Joseph L. Jackson. For a brief biography of Mr. Jackson, please see “Proposal One — Election of Directors — Information Regarding the Nominees and Directors.”

Colm M. Callan has served as our Chief Financial Officer (CFO) since September 2014. Prior to joining us, Mr. Callan served as Chief Financial Officer of the Product and Technology division of PayPal, an eBay Inc. company, comprised of more than 4,000 people and $1 billion of annual spend, from 2012 to 2014. Prior to joining PayPal, Mr. Callan was a Senior Director of Corporate Development at eBay Inc., where he led multifunctional teams in the execution of global strategic acquisitions, joint ventures, divestitures, and investments since 2008. Mr. Callan also brings to the Company almost a decade of technology investment banking experience from his roles at Credit Suisse, Morgan Stanley, and Merrill Lynch. Mr. Callan holds an M.B.A. and a B.A.S. from Stanford University.

Edgar O. Montes has served as our Chief Operating Officer (COO) since December 2012. Prior to his appointment as COO, Mr. Montes held the position of Senior Vice President, Service Delivery Operations since March 2007, and also held the position of Vice President, Operations from November 2006 until March 2007. Prior to joining us, Mr. Montes served in various positions with American Express, most recently as Vice President — Customer Service, where he was responsible for overseeing customer service, from December 1982 until November 2006. Mr. Montes holds an M.B.A., a B.S. in Accounting and a B.S. in Real Estate from Arizona State University.

Kimberly L. Wilford has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2008. Prior to joining us, Ms. Wilford served as Senior Corporate Counsel for Aricent Inc., a leading communications software company, from May 2007 to March 2008, where she advised Aricent on legal matters, and prior to that as Associate General Counsel for KLA-Tencor Corporation, a provider of yield management and process control solutions for semiconductor manufacturing and related industries, from April 2000 to May 2007, where she advised KLA-Tencor on legal matters. Ms. Wilford holds a J.D. from the University of the Pacific, McGeorge School of Law and a B.A. in Political Science from the University of California, Santa Barbara.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee, or the Compensation Committee, has reviewed and discussed the below Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jerome D. Gramaglia, Chair
Thomas A. Bevilacqua
Edward C. Nafus

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the Compensation Committee’s executive compensation philosophy, the principles that govern the executive compensation program, the material elements of the 2014 executive compensation program for the Company’s Named Executive Officers, or NEOs, and how and why the independent Compensation Committee and the independent members of the Board determined the specific compensation elements that comprised the 2014 executive compensation program.

Compensation Overview

Compensation decisions are made by the independent Compensation Committee. As the Company has transitioned to its current status as a publicly-traded company, the Compensation Committee has been mindful of our need to retain our NEOs and motivate them to meet or exceed both short-term goals and long-term strategic objectives, while, at the same time, create sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2014 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over sustained time periods. We believed this approach would appropriately encourage the NEOs to continue delivering exceptional results because it placed a significant percentage of their total compensation at-risk and correspondingly rewarded them when they achieved performance objectives and delivered shareholder value.

The 2014 executive compensation program consisted of the following compensation elements that we leveraged in varying degrees to create a performance-driven compensation structure:

•	base salary;

•	annual incentive compensation in the form of a cash bonus;

•	long-term incentive compensation in the form of annual equity awards consisting of:

•	time-based stock option grants;

•	performance-based Restricted Stock Units, or RSUs; and

•	occasional one-time exceptional performance-based equity awards in the form of RSUs.

The resulting compensation opportunity consisted primarily of a mix of performance-based annual cash incentive compensation and long-term equity incentive compensation, and relied on equity awards as the predominant component of the program.

Specifically, for 2014, the target total direct compensation opportunity for the NEOs consisted of more than 90% performance-based compensation, of which at least 85% was in the form of equity awards as depicted in the charts below:

CEO Pay Mix	Average NEO Pay Mix

This is a notable and continued increase in the use of performance-based compensation over the 2012 and 2013 executive compensation programs, where the average target total direct compensation opportunity for the NEOs consisted of approximately 75% performance-based compensation, of which at least 65% was in the form of equity awards.

The Compensation Committee believed that this program, designed with a significant emphasis on performance-based pay, was the appropriate compensation structure for the Company at this critical juncture in its development, as it would help us retain key leaders and incentivized them to grow shareholder value.

Each element of our compensation program is discussed in greater detail below.

Named Executive Officers

The Company’s NEOs for 2014 were:

•	Joseph L. Jackson, Chief Executive Officer, or CEO;

•	Colm M. Callan, Chief Financial Officer, or CFO;

•	Edgar O. Montes, Chief Operating Officer;

•	Kimberly L. Wilford, Senior Vice President, General Counsel, and Corporate Secretary; and

•	Richard T. Green, former CFO.

Management Changes in 2014

Mr. Green served as our CFO until September 2, 2014, at which time Mr. Callan commenced serving as our CFO.

Except as specifically mentioned below, references to “NEOs” in this Compensation Discussion and Analysis as it relates to setting 2014 compensation include Mr. Green and not Mr. Callan. The specific details regarding Mr. Green’s 2014 compensation opportunities are described in the section below titled “2014 Compensation for Richard T. Green” and in the “Summary Compensation Table.”

2014 Financial and Operational Highlights

The Company achieved several significant financial and operational results in 2014:

•	A 22.1% increase in total revenue year-over-year (from $219.3 million in 2013 to $267.8 million in 2014);

•	A 26.9% increase in non-GAAP Adjusted EBITDA year-over-year (from $56.5 million in 2013 to $71.7 million in 2014);

•	Non-GAAP net income of $34.2 million, or $0.94 per diluted share, as compared to non-GAAP net income in 2013 of $26.3 million, or $0.74 per diluted share;

•

An 8.6% increase in the closing market price of the Company’s Common Stock as of December 31, 2014 ($64.57 per share) compared to the closing market price of the Company’s Common Stock as of December 31, 2013 ($59.44 per share);

•	The highest customer and participant satisfaction scores to date;

•	Maintenance of a greater than a 90% annual renewal rate for enterprise clients;

•	Acquisition of CONEXIS, the Company’s largest acquisition to date, which significantly increased the Company’s industry footprint as a third-party administrator of COBRA; and

•	Expansion of the Company’s participation in healthcare exchanges with entry into the public exchange market.

2014 NEO Compensation Highlights

Consistent with our desire to tie compensation directly to performance and growth, the Compensation Committee took the following actions with respect to the compensation of the NEOs for 2014:

•	Base Salary –Adjusted the annual base salary of the NEOs to reflect competitive market conditions;

•

Annual Performance-Based Incentive Compensation — Designed the annual 2014 Executive Bonus Plan to focus exclusively on Company performance objectives, with a strong emphasis on organic revenue growth, as the criteria for payment of cash bonuses to the NEOs;

•

Annual Time-Vesting and Performance-Based Equity Awards — Granted stock options and performance-based RSU awards as part of our annual compensation review. Performance-based awards are to be earned upon achievement of pre-established revenue growth and profitability performance metrics consistent with the Company’s annual operating plan; and

•

One-Time Exceptional Performance-Based Equity Awards — Granted exceptional performance-based RSU awards to be earned upon achievement of pre-established stock price milestones for twenty (20) consecutive trading days during a three-year performance period. This grant was made after we determined that the NEOs’ prior equity awards were substantially vested, which provided less incentive retention than we thought appropriate. Accordingly, we determined in our judgment that a one-time performance-based award was appropriate to assist in our efforts to retain and motivate the NEOs. It is important to note that the complicated financial accounting rules that govern how these awards are reported in Summary Compensation Table result in reported figures that exceed the face value of the underlying stock. These awards were designed by the Compensation Committee to provide incentives for sustained stock price achievement, but the potential upside of these awards results in an increased stock-based compensation expense that has to be recognized even if the goals are not achieved and the NEOs do not receive any shares of stock.

Stockholder Outreach

In the fall of 2014, we solicited the views of certain institutional investors and other stockholders on our executive compensation practices and corporate governance policies. The feedback received was summarized and presented to the Compensation Committee and the full Board. Stockholders expressed interest regarding, among other things, details of each compensation element, including the metrics and rationale behind the Compensation Committee’s use of that compensation vehicle, the format of the presentation of this information, and peer group comparisons, as well as the classified board, director diversity and voting methods. We anticipate that the Compensation Committee and Board will consider the investor and stockholder feedback from the 2014 outreach as we make our executive compensation and governance decisions going forward.

Executive Compensation-Related Policies and Practices

We maintain the following executive compensation policies and practices:

•

Independent Compensation Committee. The Compensation Committee is made up of all independent directors and has established effective means for communicating with stockholders regarding their executive compensation ideas and concerns;

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2014 compensation reviews;

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of the Company’s compensation market reference group used for comparative purposes and a review of our compensation-related risk profile to ensure that the Company’s compensation-related risks are not reasonably likely to have a material adverse effect on the Company;

•

Compensation At-Risk. The executive compensation program is designed so a significant portion of compensation is “at risk” based on corporate performance, and predominantly equity-based to align the interests of the NEOs and stockholders;

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives;

•	Multi-Year Vesting Requirements. The equity awards granted to the NEOs vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•

No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to the NEOs that are not offered to all similarly situated employees;

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to the NEOs;

•

No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that the NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code;

•

Compensation Recovery Policy. We maintain a compensation recovery (“clawback”) policy under the Executive Bonus Plan which provides that, if we must prepare an accounting restatement, we may recover from the NEOs any incentive compensation erroneously paid or awarded under the plan over what would have been paid under the accounting restatement;

•	Hedging and Pledging Prohibited. The Company’s Insider Trading Policy prohibits employees from hedging any Company securities and from pledging any Company securities as collateral for a loan; and

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for the NEOs that require each to beneficially own a specified number of shares of the Company’s Common Stock.

Compensation Philosophy and Objectives

For the Company to succeed it must continually build on its expertise, expand the breadth and quality of its solutions, enhance its technology platforms, and manage its operations efficiently and effectively. The executive compensation program achieves these objectives by ensuring that the Company can:

•	attract and retain talented executives, who possess the proven experience, knowledge, skills, and leadership criteria critical to the Company’s success;

•	motivate these executives to achieve the Company’s business objectives and uphold its core values;

•

reward executives who can directly influence overall performance by linking a greater portion of their target total direct compensation opportunity to short-term and long-term incentives than most other employees;

•	promote teamwork within the executive team, while also recognizing the unique role each executive plays in the Company’s success; and

•	ensure alignment of the interests of executives and stockholders to promote the short-term and long-term growth of the business, and increase shareholder value.

Based on this philosophy, we designed the executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee designs and oversees the Company’s executive compensation program in accordance with our policies and practices and within in the framework of our executive compensation philosophy and objectives. The Compensation Committee has the final decision-making authority for the compensation of the NEOs, but we report these decisions to the independent members of Board as a corporate governance practice. Each member of the Compensation Committee member qualifies as (i) an “independent director” under the listing standards of The New York Stock Exchange, (ii) a “non-employee director” under Exchange Act Rule 16b-3, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code, or the Code.

At the beginning of each year, the Compensation Committee reviews the executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriately aligned with the Company’s business strategy and achieving desired objectives. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on our review and assessment, the Compensation Committee, from time to time, recommends changes in the Company’s executive compensation program to the Board.

The factors considered by the Compensation Committee in determining the 2014 compensation for the NEOs included:

•	the recommendations of the CEO (except regarding his own compensation) as described below;

•	the Company’s corporate growth and other elements of financial performance;

•	the individual achievement of each NEO against his or her management objectives;

•	the relevant competitive market data (as described below);

•	the experience, competencies, and responsibilities of each NEO;

•	the expected future contribution of each NEO; and

•	internal pay equity based on the impact on the business and performance.

Historically, the Compensation Committee has discussed the CEO’s performance and his target compensation opportunities with the independent members of the Board to ensure these compensation opportunities are aligned with overall corporate objectives.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience and knowledge of the Company, the competitive market and each NEO.

Although the Compensation Committee does not “benchmark” the compensation of the NEOs, we reference the 50th and 75th percentiles of the competitive data derived from the compensation market reference group for each of element of total cash compensation (base salary plus annual incentive compensation), long-term incentive compensation, and target total direct compensation (cash plus long-term incentive compensation). The Compensation Committee exercises our judgment in determining the compensation of each NEO and may set the level of an individual compensation element or target total direct compensation outside this percentile range when we determine that it is necessary or appropriate to reflect individual and/or Company performance.

The Compensation Committee’s authority, duties, and responsibilities are described in our charter, which is reviewed annually and revised and updated as warranted. The charter is available on the Company’s corporate website at http://ir.wageworks.com.

Role of Management

The CEO works closely with the Compensation Committee in determining the compensation of the other NEOs. At the beginning of each year, the CEO reviews the performance of the other NEOs for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual incentive compensation, and long-term incentive compensation for each NEO (other than himself) based on the Company’s results, the individual NEO’s contribution to these results, and his or her performance toward achieving his or her individual performance goals. We then review these recommendations and consider the other factors described above and make decisions as to each individual compensation element for the NEOs. The CEO also assists us with the identification of performance objectives for the annual Executive Bonus Plan.

The NEOs typically attend Compensation Committee meetings, except for executive sessions (unless specifically requested by the Compensation Committee to be present). No NEO attends an executive session at which his or her compensation is considered.

Role of Compensation Consultant

Under its charter, the Compensation Committee has the authority to engage one or more external compensation consultants or other advisors to assist in the discharge of its responsibilities.

In 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it in reviewing and analyzing the compensation of the NEOs. Among other projects, the Compensation Committee worked with Compensia to assess the compensation of the NEOs against the compensation of similarly-situated executives at the companies in the Company’s compensation market reference group.

Representatives of Compensia attended meetings of the Compensation Committee, as requested, and communicated with the Compensation Committee chair and with management as circumstances warranted. All decisions regarding the compensation of the NEOs, however, were made by the Compensation Committee.

Compensia reported directly to the Compensation Committee. The Compensation Committee assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1and the applicable listing standards of The New York Stock Exchange, and concluded that there is no conflict of interest with respect to the work that Compensia performed for the Compensation Committee.

Competitive Positioning

To assess the competitiveness of the executive compensation program, and individual compensation levels and related policies and practices, the Compensation Committee reviews and analyzes market data drawn from a group of market reference companies and select compensation surveys. The compensation market reference group is derived from an evaluation of companies across multiple relevant industry sectors based on financial and other relevant criteria, including, but not limited to, revenue, market capitalization, and growth rate.

At the beginning of 2014, the Compensation Committee directed Compensia to review and, if necessary, propose updates to the then-existing compensation market reference group. Compensia evaluated the compensation market reference group and, based on changes to the size of certain companies, proposed the following compensation market reference group for 2014, which was subsequently approved by the Compensation Committee:

Advent Software Bottomline Technologies Concur Technologies Cornerstone OnDemand DealerTrack Technologies eHealth	Envestnet Fair Isaac Financial Engines MarketAxcess Holdings Medidata Solutions NIC	OpenTable SS&C Technologies The Ultimate Software Group Tyler Technologies WEX

This compensation market reference group was comprised of publicly-traded information technology services, internet software and services, professional services, software, and financial technology companies, which generally had revenues between $80 million and $720 million, had experienced strong year-over-year growth in revenues and operating margin, and had a market capitalization between $1.125 billion and $4 billion.

The Compensation Committee also directed Compensia to conduct a competitive market analysis of the executive compensation levels and practices of the companies in the compensation market reference group. This data was considered by the Compensation Committee in our deliberations on executive compensation in 2014.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, upon any type of “benchmarking” to a market reference or other representative group of companies. The Compensation Committee believes that information regarding the compensation practices at other companies is useful in helping us assess the competitiveness of our compensation policies and practices in the marketplace and the reasonableness and appropriateness of individual executive compensation elements and of the overall executive compensation packages. This information is only one of several factors that we consider, however, in making our decisions with respect to the compensation of the NEOs.

Compensation Elements

The executive compensation program consisted of three principal elements: (1) base salary, (2) annual performance-based incentive compensation in the form of cash bonuses, and (3) long-term performance-based incentive compensation in the form of equity awards. We provided these primary forms of compensation, in addition to others, for the following reasons:

Compensation Element	Reason for Providing Element

Base Salary	To compensate the NEOs for their day-to-day efforts based on demonstrated experience, competencies and performance.

Annual Incentive Compensation	To motivate and reward achievement of annual strategic goals and to better align the NEOs interests with stockholders’ interest by promoting strong, annual financial and business results.

Long-Term Incentive Compensation

To align the NEOs interests with the long-term interests of stockholders and to achieve our retention objectives through multi-year vesting requirements and through performance-based vesting requirements linked to the Company’s long-term strategic goals.

Welfare and Health Benefits	To provide for the safety and wellness of the NEOs through a competitive benefits package.

Post-Employment Compensation	To allow the NEOs to focus on their job duties and the Company’s performance.

We used these compensation elements to make up the executive compensation program because they were consistent with other programs in the Company’s competitive market and allowed the Company to effectively compete for highly-qualified talent. Each element supports achievement of one or more of our compensation objectives, and, collectively, they have been and, we believed, would continue to be effective means for motivating the NEOs. We viewed the three principal compensation elements as related, but distinct, components of the total compensation program. We did not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Base Salary

A competitive base salary is a necessary component of the executive compensation program so we can attract and retain a stable team of executive officers. Base salaries for the NEOs are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and equitable across the NEO team.

We established the initial base salaries of the NEOs through arm’s-length negotiation when we hired each individual, considering his or her position, qualifications, experience, prior salary level, and the base salaries of the other NEOs. Thereafter, the Compensation Committee reviews and considers adjustments to the base salaries of the NEOs annually, following our review of each executive officer’s performance for the most recently-completed fiscal year.

In February 2014, we reviewed the base salaries of the NEOs in conjunction with a competitive market analysis performed by Compensia, the recommendations of our CEO (except regarding his own base salary) and the other factors described above. Consistent with our objective to increase the market competiveness of each NEO’s total target cash compensation opportunity, the Compensation Committee increased the base salary of each NEO to a level that, when considered with his or her target annual incentive compensation opportunity, provided the appropriate retention and motivational incentives and was competitive with the Company’s compensation peer group. In the case of the CEO, the independent members of the Board also approved the base salary increase.

The base salaries of the NEOs for 2014 were:

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary ($)	Percentage Change
Joseph L. Jackson	600,000	650,000	8.33%
Colm M. Callan	—	330,000	—
Edgar O. Montes	320,000	340,000	6.25%
Kimberly L. Wilford	310,000	320,000	3.23%

The base salaries paid to the NEOs during 2014 are also set forth in the “Summary Compensation Table,” which appears later on in this report.

Annual Incentive Compensation (Cash Bonuses)

We use annual incentive compensation in the form of cash bonuses to motivate the NEOs to achieve specified objectives. The Compensation Committee establishes annual cash bonus opportunities under a formal bonus plan in accordance with the stockholder-approved Executive Bonus Plan. The Compensation Committee sets the performance objectives at levels that we believe are capable of achievement with meaningful effort and the target bonus opportunity for each NEO is expressed as a percentage of his or her annual base salary. The Executive Bonus Plan is designed to pay above-target bonuses when the Company exceeds its annual objectives and below-target bonuses when the Company does not achieve these objectives. If the Company fails to achieve the threshold levels of performance under the plan, no bonuses will be paid to the NEOs.

In February 2014, the Compensation Committee adopted cash bonus performance measures for 2014, as described in detail below:

Target Bonus Opportunities

In adopting the performance measures for 2014, the Compensation Committee reviewed the target bonus opportunities of each NEO, taking into consideration a competitive market analysis performed by Compensia and the recommendations of the CEO (except with respect to his own target bonus opportunity), as well as the other factors described above. We set each NEO’s target bonus opportunity at a level that, when considered with his or her base salary, provided the appropriate motivational and retention incentives and was market competitive.

Mr. Callan’s target bonus opportunity was pro-rated for the number of months during 2014 in which he is eligible to participate in the Executive Bonus Plan.

The target bonus opportunities of the NEOs for 2014 were:

Named Executive Officer	2014 Target Bonus Opportunity (as a percentage of base salary)	2014 Target Bonus Opportunity ($)
Joseph L. Jackson	100%	650,000
Colm M. Callan	60%	66,000
Edgar O. Montes	60%	204,000
Kimberly L. Wilford	60%	192,000

Performance Measures

The Compensation Committee selected three performance-based objectives for the 2014 Executive Bonus Plan:

(1)	a threshold performance measure based on the Company’s “Net Income” (as defined below);

(2)	a corporate financial measure based on the Company’s “Actual Adjusted EBITDA” (as defined below); and

(3)	an overall Company performance measure based on the Company’s “Actual Adjusted Organic Revenue Growth” (as defined below).

We believed these performance measures were appropriate because they incented the NEOs to work as a team to achieve the financial, business, and strategic objectives reflected in the Company’s 2014 operating plan and were linked to the interests of the stockholders.

For the 2014 Executive Bonus Plan:

•	“Net Income” meant the Company’s net income as reported in its financial statements for the performance period;

•	“Actual Adjusted 2014 EBITDA” meant earnings before interest, tax, depreciation, and amortization, or EBITDA, for the performance period as reported in the Company’s financial statements, adjusted by:

•	adding back the compensation costs for the performance period for share-based payments that must otherwise be amortized for financial reporting under ASC Topic 718 Compensation – Stock Compensation;

•

excluding the financial results of any businesses the Company acquired during the performance period (unless such business also was included in the budgeted Adjusted EBITDA target for 2014 as approved by the Board); and

•	including the effect of bonuses paid to the NEOs for the year, including bonuses paid under the Executive Bonus Plan.

•

“Actual Adjusted Organic Revenue Growth” was to be calculated by dividing the Company’s Actual Adjusted Organic Revenue in January 2015 by Actual Adjusted Organic Revenue in January 2014 minus one, multiplied by 100; and

•

“Actual Adjusted Organic Revenue” meant total revenue, less “run-out” and “grace period” fees, less any revenue from any portfolio purchases during the year, and any client credits, which had to be reviewed by the Compensation Committee for possible adjustment within the calculation.

Annual Incentive Formula

The three performance objectives worked together in a stacking fashion, whereby each objective must be met in successive order for an NEO to become eligible to receive payment under the corporate financial and overall Company performance objectives. Specifically, if the threshold performance goal was achieved, then the determination of each NEO’s bonus was to be based on the Company’s actual performance as measured against each of the other two performance measures, which were to be equally weighted as 50% of the total target bonus opportunity. If, however, the minimum Actual Adjusted 2014 EBITDA amount was not met, then an NEO would not be eligible to receive payment under the Actual Adjusted Organic Revenue Growth objective.

Actual Adjusted 2014 EBITDA. The following table sets forth the threshold, target, and maximum levels of the Actual Adjusted 2014 EBITDA performance objective, as well as the multiplier that would be applied to the portion of the eligible bonus upon achievement of this performance objective, which constituted 50% of the target bonus opportunity:

Actual Adjusted 2014 EBITDA Metric	Multiplier
Less than $65 million	0%
$65 million	45%
$67 million	50%
$70 million or greater	66.875%

In the event of Actual Adjusted 2014 EBITDA between $65 million and $70 million, the multiplier was to be calculated between each designated segment on a linear basis.

Actual Adjusted Organic Revenue Growth. If Actual Adjusted EBITDA for 2014 equaled or exceeded the target level of $65 million, then each NEO would also be eligible to receive the portion of his or her eligible bonus based upon the Company’s actual performance as measured against the Actual Adjusted Organic Revenue Growth objective.

The following table sets forth the threshold, target, and maximum levels of the Actual Adjusted Organic Revenue Growth performance objective, as well as the multiplier that would be applied to the portion of the eligible bonus upon achievement of this performance objective, which constituted 50% of the target bonus opportunity:

Adjusted Organic Revenue Growth Metric	Multiplier
Less than 8%	0%
8%	45%
9%	50%
10% or greater	66.875%

In the event of Actual Adjusted Organic Revenue Growth between 8% and 10%, the multiplier was to be calculated between each designated segment on a linear basis.

2014 Annual Incentive Award Decisions

In February 2015, the Compensation Committee assessed performance against the three performance objectives set forth in the 2014 Executive Bonus Plan. We determined that, for 2014, the Company met the threshold Net Income metric, the Company achieved Actual Adjusted 2014 EBITDA that resulted in a multiplier of 66.875% for this metric, and the Company achieved Actual Adjusted Organic Revenue Growth that resulted in a multiplier of 66.875% for this metric.

Applying the formula in the 2014 Executive Bonus Plan, the following annual bonus payments were made to the NEOs and, in the case of the CEO, the independent members of the Board also approved the bonus payment:

Named Executive Officers	Target Annual Incentive Award Opportunity (as a percentage of base salary)	Actual Bonus Award ($)	Actual Bonus Award (as a percentage of base salary)
Joseph L. Jackson	100%	869,375	133.75%
Colm M. Callan	60%	88,275	80%
Edgar O. Montes	60%	272,850	80%
Kimberly L. Wilford	60%	256,800	80%

Mr. Callan’s bonus award was pro-rated for his period of actual employment in 2014, which began on September 2, 2014.

The annual bonuses paid to the NEOs for 2014 are also set forth in the “Summary Compensation Table,” which appears later on in this report.

Long-Term Incentive Compensation

The Compensation Committee uses a “portfolio” approach in designing the long-term incentive compensation opportunities for the NEOs to both align their interests with the interests of the Company’s stockholders and to enable them to participate in the creation of sustainable long-term value for those stockholders. In addition, to the extent long-term incentives are awarded to the NEOs, these awards serve our retention objectives, as they must be earned over an extended period based on continued service with the Company.

Annual Awards: Options and Performance-Based RSUs

In February 2014, the Compensation Committee reviewed the long-term incentive opportunities and the target total direct compensation levels of the NEOs to assess the market competitiveness and retention strength of each individual’s outstanding and unvested equity awards. Based on this review, the Compensation Committee granted stock options for shares of the Company’s Common Stock and performance-based RSU awards to our NEOs, as described in further detail below. The equity awards granted to the CEO were approved by the independent members of the Board. In making these awards, we also considered a competitive market analysis performed by Compensia, the recommendations of our CEO (except regarding his own equity awards) and the other factors described above.

As in prior years, approximately half of the value of each NEO’s annual equity award was delivered in the form of a stock option to purchase shares of the Company’s Common Stock. The Compensation Committee believed that stock options were an effective way to directly link the compensation of the NEOs to the creation of sustainable long-term value for the Company’s stockholders, because the amount, if any, that an NEO may realize from his or her stock options depends solely on the appreciation in value of the Company’s Common Stock over an extended period of time.

The remainder of the value of each NEO’s annual equity award was delivered in the form of a performance-based RSU award that may be settled for shares of the Company’s Common Stock only if the Company meets or exceeds pre-established target levels for revenue growth and profitability for the three-year performance period from 2014 through 2016. The Compensation Committee believed that performance-based RSU awards offered an economically efficient way to place the NEOs in the same position as a stockholder because the amount that he or she ultimately receives from the award depends on his or her ability to (i) contribute to the successful execution of long-term financial objectives and (ii) achieve those objectives in a manner that is reflected in the actual value of the shares of the Company’s Common Stock that are earned under the award. In selecting the performance measures for these awards, we noted that these measures were similar to those used in the Executive Bonus Plan, but determined that, at this stage of the Company’s development, the use of such measures was an appropriate way to reinforce the emphasis on growing the business while maintaining profitability — an outcome that we believes is critical to enhancing the Company’s stock price and creating sustainable long-term shareholder value.

In determining the size of the equity awards, the Compensation Committee exercised our discretion to set the amounts of the equity awards at levels we believed were market competitive, but also provided a retention incentive to each NEO over the long-term.

The equity awards granted to the NEOs were:

Named Executive Officer	Stock Option (number of shares)	Performance-Based RSU Award (target number of shares)
Joseph L. Jackson	62,500	30,000
Edgar O. Montes	25,000	12,500
Kimberly L. Wilford	25,000	12,500

The stock options are subject to a four-year vesting requirement, with 25% of the shares of the Company’s Common Stock subject to an option vesting on the first anniversary of the date of grant and, thereafter, 1/48th of the shares of the Company’s Common Stock subject to the option vesting on each of the 36 succeeding monthly anniversaries of the date of grant.

The performance-based RSU awards will be settled for shares of the Company’s Common Stock, if any, earned at the end of a three-year performance period from 2014 through 2016 based on actual achievement compared to the pre-established target levels for adjusted EBITDA margin and compound revenue growth for the performance period. For any shares of the award to be earned, the Company must achieve an adjusted EBITDA margin equal to or greater than 22% for the performance period and the Company’s compound revenue growth must be at least 10% for the performance period. Assuming that the threshold performance level for adjusted EBITDA margin is met, the various payout for each level of compound revenue growth for the performance period will be:

Compound Revenue Growth Metric	Percentage of Target Shares Earned
Less than 10%	0%
At least 10% but less than 15%	50% - 100%
At least 15% but less than 20%	100% - 150%
20% or greater	150%

Between the threshold, target, and maximum payout levels, the number of shares of our common stock earned will be based on a linear interpolation (with fractional shares rounded up to the nearest whole share).

For an NEO to earn any shares of the Company’s Common Stock subject to his or her performance-based RSU award, he or she generally must maintain continued status as a service provider to the Company through the last day of the performance period.

The annual stock option and performance-based RSU awards also provide for special vesting provisions in the event of an involuntary termination of employment and/or a change in control of the Company, as discussed in “Post-Employment Compensation” below.

One-Time Performance-Based RSU Awards

In the course of its annual review of the executive compensation program in February 2014, the Compensation Committee examined the outstanding equity awards of each of the NEOs, including the vesting status of his or her stock options and performance-based RSU awards. Noting that a substantial portion of the stock options previously granted to the NEOs would become vested during the first fiscal quarter of the year and that the performance cycle for the outstanding performance-based RSU awards granted in prior years would be completed at the end of 2015, we determined that it was critical to the successful execution of the Company’s long-term strategic objectives that the NEOs receive a meaningful long-term incentive compensation opportunity that would provide appropriate motivation for their continued strong performance, while, at the same time, encouraging them to remain with the Company.

In addition, after giving consideration to the Company’s strategic and operational business plans, as well as the evolving competitive market, the Compensation Committee determined that any additional long-term incentive compensation opportunity should be structured to reinforce the goals of the other short-term and long-term incentive compensation elements. Accordingly, we determined that this additional long-term incentive compensation opportunity would complement the specific financial objectives in the other plans by providing an “overlay” that was contingent on the NEOs’ ability to enhance the Company’s stock price performance over a sustained period of time.

In April 2014, the Compensation Committee decided to grant the NEOs a performance-based RSU awards that may be settled for shares of the Company’s Common Stock at the conclusion of a three-year performance period based on the Company’s stock price performance for that period. In the case of the CEO, the independent members of the Board also approved the RSU award. Among the factors that the Compensation Committee considered in designing these one-time performance-based RSU awards for the NEOs were the following:

•

Maintain High Growth Environment — Acknowledging the challenge in maintaining the momentum that we experienced in the run-up to our initial public offering (IPO), the Compensation Committee sought to design an award opportunity that would work in combination with other compensation elements to retain the executive team that led us through a successful IPO, ensure that they continued to work well together, and that would lead to continued growth of the Company. We believed that, by providing a significant long-term incentive for the NEOs tied to the delivery of significant stock price appreciation, it would foster a high-growth business environment for the next three years, further motivate our NEO team and accomplish our retention objectives.

•

Rigorous Performance Target — After reviewing various hypothetical growth examples, the Compensation Committee determined that the target levels for stock price growth were aggressive, but achievable with successful execution of the Company’s long-term strategic objectives and effective cost management. In making this determination, we noted that the target stock price level represented a 15% compound annual growth rate, which at the time of the grant was greater than the three (3)-year compound growth rate of the New York Stock Exchange (7.20%), the Dow Jones Industrial Average (9.53%), the Standard and Poor’s 500 (11.75%) and the NASDAQ (13.98%). The Compensation Committee also determined that maintaining this target performance level for an extended period of time – that is, twenty (20) consecutive trading days – would demonstrate the market’s recognition of the creation of sustainable value for our stockholders, thus ensuring that our NEOs were rewarded only for producing substantial results.

•

Reasonable Dilution Level — The Compensation Committee also evaluated the potential dilutive effect of the awards, noting that, if the Company’s stock price were to increase as specified, it would result in an increase in the Company’s market capitalization of approximately $890 million (based on the Company’s capitalization as of the end of 2014), which would more than offset the target number of shares of the Company’s Common Stock that would be earned by the NEOs.

•

Significant Performance Required — The Compensation Committee noted that, by linking the settlement of the awards to the Company’s stock price performance for twenty (20) consecutive trading days during the 36-month performance period, our NEOs would be rewarded only if they were able to grow the Company’s stock price significantly and remained with the Company through the vesting date.

Accordingly, the Compensation Committee determined that the number of shares to be earned, if any, pursuant to the awards will be based on the highest closing price of a share of the Company’s Common Stock as reported on The New York Stock Exchange for any twenty (20) consecutive trading days during the three-year performance period as determined by us following the completion of the performance period during the second fiscal quarter of 2017 (the “Per Share Price”).

Unless otherwise determined by the Compensation Committee, the number of shares of the Company’s Common Stock that will be earned for the performance period pursuant to these one-time performance-based RSU awards will be determined as follows:

Per Share Price	Percentage of Target Shares Earned
Less than $75.00 per share	0
$75.00 to less than $90.00 per share	50%
$90.00 to less than $100.00 per share	100%
$100.00 per share or more	200%

We set these stock price levels to provide the NEOs with the opportunity for significant financial reward, but only if they were able to deliver significant stock price appreciation during the performance period. Due to the complicated financial accounting rules that govern how we account for these awards, the ability to earn greater than 100% of the target shares with the significant stock price growth shown above results in a financial accounting expense that exceeds the face value of the target number of shares. The Compensation Committee believed that the incentive impact provided by the upside return was important to the incentive value of the awards, and that it was worth the increased financial accounting expense.

The target and maximum number of shares of the Company’s Common Stock granted to the NEOs pursuant to these performance-based RSU awards was as follows:

Named Executive Officer	Performance-Based RSU Award (target number of shares)	Performance-Based RSU Award (maximum number of shares)
Joseph L. Jackson	100,000	200,000
Edgar O. Montes	33,000	66,000
Kimberly L. Wilford	33,000	66,000

These performance-based RSU awards also provide for special vesting provisions in the event of an involuntary termination of employment and/or a change in control of the Company, as discussed in “Post-Employment Compensation” below.

Equity Awards for Mr. Callan

In connection with his appointment as the Company’s CFO in August 2014, the Compensation Committee granted the following equity awards to Mr. Callan:

•

A stock option for 50,000 shares of the Company’s Common Stock, subject to the following time-based vesting requirements: the option will be exercisable as to 25% of the shares of the Company’s Common Stock subject to the option on the first anniversary of Mr. Callan’s employment start date and thereafter will be exercisable as to 1/48th of such shares each month on the same day of the month as his employment start date, subject to his continued employment with us through each applicable vesting date; and

•

An RSU award for 35,000 shares of the Company’s Common Stock, subject to the following time-based vesting requirements: the RSU award will vest as to 25% of the shares of the Company’s Common Stock subject to the award on each of the first four anniversaries of Mr. Callan’s employment start date, subject to his continued employment with the Company through each applicable vesting date.

Mr. Callan’s grants also provide for special vesting provisions in the event of an involuntary termination of employment and/or a change in control of the Company, as discussed in “Post-Employment Compensation” below.

The equity awards granted to Mr. Callan were determined based upon a variety of factors, including our evaluation of the market reference group, internal equity among the NEOs (excluding our CEO) and the desire to attract and retain Mr. Callan.

The equity awards granted to the NEOs are also set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table,” which appear later on in this report.

2014 Compensation for Richard T. Green

During Mr. Green’s tenure as the Company’s CFO in 2014, Mr. Green was paid an annual base salary of $340,000, was provided with the opportunity to earn a cash bonus award of up to 60% of his annual base salary under the 2014 Executive Bonus Plan, and was granted stock options and performance-based RSUs at the same time as the other NEOs as described under the “Long-Term Incentive Compensation” section above. Effective as of Mr. Green’s last date of employment on September 5, 2014, Mr. Green forfeited any opportunity to receive a cash bonus, as well as his unvested equity awards, including all of the equity awards granted to him in 2014. The post-termination exercise period for all of his vested and unexercised options as of his date of resignation was, however, extended to the earlier of (i) March 4, 2015 or (ii) the termination date of the option as set forth in the award agreement.

The compensation paid to Mr. Green during 2014 is also set forth in the “Summary Compensation Table,” which appears later in this report.

Welfare and Health Benefits

The Company maintains a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under the Company’s Section 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to annual Code limits. Employees can make contributions to the plan on a before-tax basis, after-tax Roth basis, or a combination of both of up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service.

Under the Section 401(k) plan, the Company provides discretionary matching contributions equal to 30% of the first 6% of an employee’s contributions, up to a maximum of 1.8% of the employee’s eligible compensation. The Company intends for the Section 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so before-tax contributions by employees to the plan, and income earned on before-tax contributions and after-tax Roth contributions, are not taxable to employees until withdrawn from the plan. After-tax Roth contributions to the Section 401(k) plan are distributed tax free under certain circumstances.

The NEOs are eligible to participate in the same group insurance and employee benefit plans as other full-time employees of the Company. The Company provides employee benefits to all eligible employees, including the NEOs, which we believe are reasonable and consistent with our overall objective to better enable the Company to attract and retain employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and business travel accident insurance.

The Company designs its employee benefit plans to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. The Company adjusts its employee benefit plans as needed based upon regular monitoring of applicable laws and practices and the competitive market.

In 2014, the Company also provided de minimis “tax gross-up” payments to the NEOs for certain taxes imputed for the Company life insurance program. The Company does not intend to make these payments in future years.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of the executive compensation program. Accordingly, we do not provide perquisites to the NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2014, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each NEO with the exception of our Senior Vice President, General Counsel, and Corporate Secretary who received tax planning assistance through a Company-sponsored arrangement.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreement

The Company has entered into a written employment agreement with our CEO, which was subsequently amended and restated in November 2010. This agreement was approved on our behalf by the Board. This agreement provides for “at will” employment and, as amended and restated, sets forth his compensation arrangements, including his annual base salary and a target annual bonus opportunity. In addition, the agreement provides for certain payments and benefits in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company.

For a more detailed description of the CEO’s employment agreement and a more detailed description of the terms and conditions of his post-employment compensation arrangements as contained in his employment agreement, see “Employment Agreements and Executive Severance Benefit Agreements,” which appears later on in this report.

Post-Employment Compensation

The CEO’s employment agreement and, in the case of the other NEOs, individual executive severance benefit agreements, provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these agreements will enable the NEOs to maintain their focus and dedication to their responsibilities to help maximize shareholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our NEOs.

In addition, certain of the equity awards granted to the NEOs provide for the following:

Stock Options Awards to NEOs and Time-Based RSU Awards to Mr. Callan

The stock options for shares of the Company’s Common Stock, as well as the time-based RSU award to Mr. Callan, provide that the unvested shares of the Company’s Common Stock subject to such options will vest in full (i) in the event of a termination of employment by reason of death or disability or (ii) in the event of an involuntary termination of employment on or within 24 months following a change in control of the Company (a “double-trigger” arrangement).

Performance-Based RSU Awards

The performance-based RSU awards that may be settled for shares of the Company’s Common Stock provide that:

•	in the event of a termination of employment by reason of death or disability, the unvested target number of shares subject to such award will vest in full; and

•	in the event of a change in control of the Company and subject to continued service through such date:

•

the number of shares subject to the award that would have vested on the date of the change in control had the award been subject to a three-year monthly time-based vesting schedule as of the date of grant will immediately vest;

•

the remaining shares subject to the award, if any, will vest in equal monthly installments through the three-year anniversary of the date of grant subject to continued service with us through each applicable vesting date; and

•

notwithstanding the foregoing, if on or within 24 months following the change in control, the employment of an NEO is involuntarily terminated or terminates by reason of death or disability, then the unvested target number of shares subject to the award will vest in full.

One-Time Exceptional Performance-Based RSU Awards

The one-time exceptional performance-based RSU awards that may be settled for shares of the Company’s Common Stock granted to the NEOs in April 2014 provide that in the event of any involuntary termination of employment of an NEO or upon his or her death or disability, he or she will vest in the number of shares subject to the award based on the Per Share Price measured from the beginning of the performance period through the earlier of the date immediately before the termination of employment or the end of the performance period.

In addition, these awards provide for the same results in the event of a change in control of the Company, including in the event of an involuntary termination of employment, including a termination of employment by reason of death or disability, in either case, within 24 months following a change in control of the Company, as described in the preceding section.

For a more detailed description of the terms and conditions of these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

In 2014, we adopted stock ownership guidelines for the NEOs to help ensure there is a strong alignment between their interests and the interests of the Company’s stockholders. Under these guidelines, each NEO is expected to own and hold shares of the Company’s Common Stock valued at a multiple of his or her annual base salary:

Executive Officer Subject to Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times current annual base salary
Other NEOs	One times current annual base salary

Each NEO is in compliance with the ownership guidelines.

For the stock ownership guidelines, the value of the Company’s Common Stock is based on the 100-day trailing average of the market price of the Company’s Common Stock as of the last trading day of each fiscal year. Shares of the Company’s Common Stock that count towards satisfying the stock ownership guideline include all beneficially owned shares, shares subject to vested and unexercised stock options and unvested RSU awards to be settled in shares of the Company’s Common Stock.

Hedging and Pledging Policies

The Company has established an Insider Trading Policy which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to the Company’s Common Stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company’s securities. In addition, the NEOs are prohibited from pledging any of the Company’s securities as collateral for a loan and from holding any of the Company’s securities in a margin account.

Equity Award Grant Policy

We grant equity awards to Company employees, including the NEOs under the Company’s 2010 Equity Incentive Plan, as amended and restated. Generally, for purposes of this plan, the grant date of all equity awards is the date on which the Compensation Committee approves the award. We may set the grant date of an equity award, however, after the date of approval.

The Compensation Committee has not delegated authority to grant equity awards under the 2010 Equity Incentive Plan. We do not intend to establish any program, plan, or practice of timing the grant of equity awards in coordination with the release of material non-public information likely to result in any increase or decrease in the value of the Company’s Common Stock.

Compensation Recovery (“Clawback”) Policy

Under the Executive Bonus Plan, if the Company’s financial statements must be restated due to material noncompliance with any financial reporting requirement or as required under any applicable securities law, any award paid to an NEO where the Compensation Committee has determined that the financial restatement has occurred will be deemed not to have been properly earned and we may recover from the NEO the amount by which the award exceeded the amount earned had our statements been accurate and initially filed as restated, as determined by the Compensation Committee under the terms and conditions of the plan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m), or Section 162(m), limits the amount that the Company may deduct for compensation paid to the CEO and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. While the Compensation Committee cannot predict how the deductibility limit may impact the compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we consider tax deductibility under Section 162(m) as a factor in compensation structure. We may pay compensation or grant equity awards to our executive officers that have their deductibility limited by Section 162(m) if we believe that such compensation is appropriate. For 2014, no compensation paid had its deductibility limited by Section 162(m).

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2014 and we have not agreed and are not otherwise obligated to provide any NEOs with such a “gross-up.” Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718, for its stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes even though the NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Summary Compensation Table

The following table presents information concerning the total compensation of the NEOs, for services rendered to the Company in all capacities during the fiscal years ended December 31, 2012, 2013 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation($)	Total ($)	One-Time Performance- Based Equity Award ($) (4)	Total Ordinary Course Compensation ($) (5)
Joseph L. Jackson	2014	639,583	—	6,651,430(6)	1,694,400	869,375	$13,921(7)	9,868,709	(4,938,430)(8)	4,930,279
Chief Executive Officer	2013	566,667	100,000	1,425,600(9)	1,461,513	802,500	4,741(10)	4,361,021	—	4,361,021
	2012	400,000	100,000	—	886,935	267,600	3,990(11)	1,658,525		1,658,525
Colm M. Callan (12) Chief Financial Officer	2014	108,750	—	1,428,000(13)	939,495	88,275	$38(14)	2,564,558	—	2,564,558
Edgar O. Montes	2014	335,833	—	2,343,432(15)	677,770	272,850	12,691(16)	3,642,576	(1,629,682)(17)	2,012,894
Chief Operating	2013	303,067	50,000	594,000(18)	584,605	256,800	4,741(19)	1,793,213		1,793,213
Officer	2012	218,400	50,000	—	236,516	116,888	3,920(20)	625,724		625,724
Kimberly L. Wilford	2014	317,917	—	2,343,432(15)	677,770	256,800	18,052(21)	3,613,971	(1,629,682)(17)	1,984,289
Senior Vice President,	2013	291,425	50,000	594,000(18)	584,605	248,775	4,689(22)	1,773,494		1,773,494
General Counsel and Corporate Secretary	2012	198,550	50,000	—	236,516	106,264	3,173(23)	594,503		594,503
Richard T. Green (24)	2014	287,872	—	2,343,432(15)	677,770	—	4,964(25)	3,314,038	(1,629,682)(17)	1,684,356
Former Chief	2013	321,979	50,000	594,000(18)	584,605	264,825	4,896(26)	1,820,305		1,820,305
Financial Officer	2012	281,875	50,000	—	236,516	150,859	3,966(27)	723,216		723,216

(1)

Amounts represent discretionary bonus approved by the compensation committee and paid in recognition of a successful completion of the Company’s initial public offering and follow-on public offering for all NEOs, except for Mr. Montes, whose amount is in recognition of the Company’s successful implementation of several new key clients.

(2)

Amounts represent the aggregate fair market value of options granted in the fiscal years ended December 31, 2012, 2013 and 2014 to the NEOs calculated in accordance with ASC Topic 718 without regard to estimated forfeitures. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Amounts represent the total performance-based bonuses earned for services rendered in 2012, 2013 and 2014 under our Executive Bonus Plan.
(4)

Amount represents the aggregate fair value of price-vested restricted stock units, or RSUs, granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. Because of the upside potential associated with these awards, the accounting fair value calculated under ASC 718 exceeds the face value of the number of shares earned at target.

(5)	Excludes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”.

(6)

Amount includes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”. Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2014 through December 31, 2016. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $2,569,500. Price-vested RSUs vest based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair value of $9,876,860.

(7)

Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $141 in Life Insurance gross-up and (iii) $9,100 in expenses associated with the use of advisors for financial and tax preparation and planning.

(8)

Amount represents the aggregate fair market value of price-vested RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. If the per share price meets or exceeds the maximum pre-established stock price milestone during the performance period from April 8, 2014 through April 7, 2017, then the amounts vested can be increased up to 200% of initial targeted RSU award, which would result in a grant date aggregate fair market value of $9,876,860.

(9)

Amount represents the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2013 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. RSUs will vest based on performance objectives during the performance period from January 1, 2013 through December 31, 2015. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $2,138,400.

(10)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $151.06 in Life Insurance gross-up.
(11)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $233.20 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(12)	Mr. Callan became our CFO on September 2, 2014.
(13)

Amount represents the aggregate fair market value of time-based RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. RSUs will vest in four equal annual installments on each of the four anniversaries of the vesting commencement date of September 2, 2014.

(14)	Amount represents $38 in Life Insurance gross-up.
(15)

Amount includes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”. Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2014 through December 31, 2016. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $1,070,625. Price-vested RSUs vest based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair value of $3,259,364. With respect to Mr. Green, all of his shares were forfeited upon his termination.

(16)

Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $141.31 in Life Insurance gross-up and (iii) $7,870 in expenses associated with the use of advisors for financial and tax preparation and planning.

(17)

Amount represents the aggregate fair market value of price-vested RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. If the per share price meets or exceeds the maximum pre-established stock price milestone during the performance period from April 8, 2014 through April 7, 2017, then the amounts vested can be increased up to 200% of initial targeted RSU award, which would result in a grant date aggregate fair market value of $3,259,364. With respect to Mr. Green, all of his shares were forfeited upon his termination.

(18)

Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2013 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on performance objectives during the performance period from January 1, 2013 through December 31, 2015. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $891,000. With respect to Mr. Green, all of his shares were forfeited upon his termination.

(19)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $151.06 in Life Insurance gross-up.
(20)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $162.96 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(21)

Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $92 in Life Insurance gross-up and (iii) $13,280 in expenses associated with the use of advisors for financial and tax preparation and planning.

(22)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $98.52 in Life Insurance gross-up.
(23)	Amount represents (i) $3,018.05 in 401(k) matching contribution by us, (ii) $148.08 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(24)	Mr. Green ceased to be our CFO as of September 2, 2014.
(25)	Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $283.71 in Life Insurance gross-up.
(26)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $305.91 in Life Insurance gross-up.
(27)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $209.76 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.

Plan-Based Awards for Fiscal 2014

The following table provides information regarding grants of all awards to each of the NEOs during fiscal 2014.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Joseph L. Jackson	2/24/14	2/24/14										62,500	57.10	1,694,400
	2/24/14	2/24/14				15,000	(4)	30,000	(4)	45,000	(4)		57.10	2,569,500
	4/8/14	4/8/14				—	(5)	100,000	(5)	200,000	(5)		—	4,938,430
			585,000	650,000	869,375
Colm M. Callan	9/2/14	8/12/14										50,000	40.80	939,495
	9/2/14	8/12/14				35,000	(6)	35,000	(6)	35,000	(6)		40.80	1,428,000
			59,400	66,000	88,275
Edgar O. Montes	2/24/14	2/24/14										25,000	57.10	677,770
	2/24/14	2/24/14				6,250	(4)	12,500	(4)	18,750	(4)		57.10	1,070,625
	4/8/14	4/8/14				—	(5)	33,000	(5)	66,000	(5)		—	1,629,682
			183,600	204,000	272,850
Kimberly L. Wilford	2/24/14	2/24/14										25,000	57.10	677,770
	2/24/14	2/24/14				6,250	(4)	12,500	(4)	18,750	(4)		57.10	1,070,625
	4/8/14	4/8/14				—	(5)	33,000	(5)	66,000	(5)		—	1,629,682
			172,800	192,000	256,800
Richard T. Green	2/24/14	2/24/14										25,000	57.10	677,770
	2/24/14	2/24/14				6,250	(4)	12,500	(4)	18,750	(4)		57.10	1,070,625
	4/8/14	4/8/14				—	(5)	33,000	(5)	66,000	(5)		—	1,629,682

(1)

Represents awards granted under our 2014 Executive Bonus Plan, which were earned based on performance in 2014. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2014 by our NEOs under our 2014 Executive Bonus Plan. Mr. Callan’s target bonus opportunity was pro-rated for the number of months during 2014 in which he is eligible to participate in the Executive Bonus Plan.

(2)

Represents awards of stock options granted under our 2010 Equity Incentive Plan. 25% of the shares vest on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued service to us on each such vesting date.

(3)

Amounts in this column represent the grant date fair value of stock option and restricted stock unit, or RSU, awards calculated in accordance with ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For RSUs, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of estimated shares payout.

(4)

Represents awards of performance RSUs granted under our 2010 Equity Incentive Plan that will vest on a determination date in 2017 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. The columns show the awards that are possible at threshold, target and maximum levels of performance. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award. The performance period runs from January 1, 2014 through December 31, 2016. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date. With respect to Mr. Green, all of his shares were forfeited upon his termination.

(5)

Represents awards of one-time price-vested RSUs granted under our 2010 Equity Incentive Plan. These RSUs will vest based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of the initial targeted RSU award. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date. With respect to Mr. Green, all of his shares were forfeited upon his termination.

(6)

Represents award of time-based RSUs granted under our 2010 Equity Incentive Plan that will vest in four equal annual installments on each of the four anniversaries of the vesting commencement date of September 2, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of the NEOs as of December 31, 2014.

	Option Awards								Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: (#) Exercisable		Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph L. Jackson	5/25/2007	(1)	270,000	(2)	—	—	9.42	5/25/2017
	5/7/2009	(1)	6,250	(2)	—	—	6.14	5/7/2019
	5/6/2010	(1)	42,500	(2)	—	—	5.32	5/6/2020
	5/6/2010	(3)	142,500	(2)	—	—	5.32	5/6/2020
	11/4/2010	(3)	150,000	(2)	—	—	6.18	11/4/2020
	2/9/2012	(3)	150,000	(2)	—	—	9.59	2/9/2022
	3/6/2013	(1)	67,719	(4)	57,281	—	23.76	3/6/2023
	3/6/2013	(5)							60,000	(5)	3,566,400
	2/24/2014	(1)	18,230	(6)	44,270	—	57.10	2/24/2024	30,000	(7)	1,937,100
	4/8/2014	(8)			—	—			100,000		6,457,000
Colm M. Callan	9/2/2014	(1)			50,000		40.80	9/2/2024	35,000	(9)	2,259,950
Edgar O. Montes	5/29/2009	(1)	25,000	(2)	—	—	6.14	5/29/2019
	5/6/2010	(1)	30,000	(2)	—	—	5.32	5/6/2020
	11/4/2010	(3)	20,000	(2)	—	—	6.18	11/4/2020
	2/9/2012	(3)	40,000	(2)	—	—	9.59	2/9/2022
	3/6/2013	(1)	27,088	(10)	22,912	—	23.76	3/6/2023
	3/6/2013	(5)			—	—			25,000	(5)	1,486,000
	2/24/2014	(1)	7,292	(6)	17,708	—	57.10	2/24/2024	12,500	(7)	807,125
	4/8/2014	(8)			—	—			33,000		2,130,810
Kimberly L. Wilford	2/9/2012	(3)	40,000	(2)	—	—	9.59	2/9/2022
	3/6/2013	(1)	27,088	(10)	22,912	—	23.76	3/6/2023
	3/6/2013	(5)			—	—			25,000	(5)	1,486,000
	2/24/2014	(1)	7,292	(6)	17,708	—	57.10	2/24/2024	12,500	(7)	807,125
	4/8/2014	(8)							33,000		2,130,810
Richard T. Green	5/6/2010	(1)	––	(11)	—	—	5.32	3/4/2015

(1)

Twenty-five percent of the shares vest on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued status as our service provider through the applicable vesting date. The options contain an early exercise feature subject to our right of repurchase.

(2)	This option is fully vested.
(3)

The shares subject to the option vest in full on the seven-year anniversary of the grant date; provided, however, (a) 25% of each grant will vest immediately if certain financial performance goals are met, (b) 25% of each grant vested upon the successful listing of our Common Stock on the NYSE and (c) the remaining 50% of each grant will vest immediately if both (a) and (b) occur, subject to the respective NEO’s continued status as our service provider through the applicable vesting date. The options contain an early exercise feature subject to our right of repurchase.

(4)	As of December 31, 2014, 54,694 shares underlying this option were vested.
(5)

Restricted stock units, or RSUs, will vest on a determination date in 2016 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award. The performance period runs from January 1, 2013 through December 31, 2015. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through the applicable vesting date.

(6)	As of December 31, 2014, zero shares underlying this option were vested.
(7)

The performance RSUs will vest on a determination date in 2017 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award. The performance period runs from January 1, 2014 through December 31, 2016. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through the applicable vesting date.

(8)

The one-time price-vested RSUs will vest on a determination date in 2017 based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of initial targeted RSU award. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date.

(9)	RSUs will vest in four equal annual installments on each of the four anniversaries of the vesting commencement date of September 2, 2014.
(10)	As of December 31, 2014, 21,878 shares underlying this option were vested.
(11)	As of December 31, 2014, 87,500 shares underlying this option were vested. No outstanding options remain as of the Record Date.

Option Exercises During Fiscal 2014

The following table presents certain information regarding options exercised by the NEOs in fiscal 2014. The value realized upon exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options. No RSUs vested in fiscal 2014.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph L. Jackson	100,000	5,242,697
Colm M. Callan	—	—
Edgar O. Montes	25,000	888,575
Kimberly L. Wilford	35,000	1,336,838
Richard T. Green	80,210	3,580,658

Pension Benefits & Nonqualified Deferred Compensation

The Company does not provide a pension plan for its employees and no NEOs participated in a nonqualified deferred compensation plan during fiscal 2014.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and the shares of the Company’s Common Stock reserved for future issuance under the Company’s equity compensation plans as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,206,316	(1)	20.90	2,320,314	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,206,316		20.90	2,320,314

(1)

Consists of the 2000 Stock Option/Stock Issuance Plan, the 2010 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The 2000 Stock Option/Stock Issuance Plan terminated in 2010 and as a result, no additional awards will be granted under the 2000 Stock Option/Stock Issuance Plan. However, the 2000 Stock Option/Stock Issuance Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,500,000 shares of our Common Stock, (ii) three percent (3%) (which was increased to four percent (4%) beginning with the 2014 fiscal year in connection with the amendments approved to the 2010 Equity Incentive Plan by our Board and stockholders in 2013) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our 2012 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2013 fiscal year, equal to the least of (i) 500,000 shares of our Common Stock, (ii) one percent (1%) of the outstanding shares of our Common Stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.

(2)	The amount reported includes 927,624 shares available for purchase under the 2012 Employee Stock Purchase Plan at the end of fiscal 2014.

Employment Agreement and Executive Severance Benefit Agreements

All NEOs

In 2014, each of the NEOs received stock options and RSUs that will fully vest in the event of an involuntary termination of his or her employment with the Company or his or her termination of employment by reason of death or disability, in either case, within 24 months following a change in control of the Company. In addition, in the event a change in control that occurs prior to the determination date for measuring achievement of the applicable performance-based vesting conditions for the RSUs, each NEO will immediately vest in the number of RSUs that would have vested on the date of the change in control had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date, and the remaining RSUs (if any) will vest in equal monthly installments through the three-year anniversary of the grant date, in all cases, subject to continued service with the Company through each applicable vesting date.

In addition, upon the NEO’s death or disability, the NEO (or his or her estate) will have until the one-year anniversary of the recipient’s date of termination due to death or disability to exercise any outstanding stock options.

The terms “involuntary termination,” “change in control,” and “disability” have the meanings set forth in the applicable RSU and option agreement.

In approving these vesting acceleration terms, the Compensation Committee considered that the vesting acceleration provisions for the existing employment and severance benefit agreements only applied to options in the NEO’s existing employment and severance benefit agreements that were substantially vested. In addition, the Compensation Committee, recognizing the possible distraction that a change in control transaction can cause to executives, considered vesting acceleration provisions upon an involuntary termination following a change in control to be appropriate to ensure that the Company retained the NEO’s continued dedication through the consummation of a change in control and to provide the NEO with enhanced financial protections following a change in control.

Joseph L. Jackson

The Company entered into a second amended and restated employment agreement, or the employment agreement, with Joseph L. Jackson, our Chief Executive Officer, on November 23, 2010. The employment agreement has no specific term and constitutes at will employment. Mr. Jackson’s current annual base salary is $650,000 and he is eligible to receive an annual bonus with a target amount equal to no less than 100% of his then-current salary. The actual annual bonus amount depends on Mr. Jackson’s performance and achievement of corporate performance goals set for that year, as determined by the Compensation Committee.

The employment agreement provides that in the event of an involuntary termination, if Mr. Jackson executes a general release of claims in favor of us, he will receive at least two months of salary and medical care coverage. If he also enters into and abides by certain covenants, Mr. Jackson will receive payment of his salary over a total period of 12 months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a total period of 12 months.

In the event of an involuntary termination of his employment with the Company (i) within 24 months following a change in control of the Company or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the employment agreement provides that he will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his employment agreement with respect to the number of shares subject thereto that would have vested had he remained an employee for an additional 24 months; and (b) potential payment of all or a portion of his annual bonus, at the discretion of our Board.

The terms “involuntary termination” and “change in control” have the meanings set forth in the employment agreement.

Colm M. Callan, Edgar O. Montes and Kimberly L. Wilford

On January 27, 2011, the Company entered into amended and restated executive severance benefit agreements, or the severance benefit agreements, with Edgar O. Montes and Kimberly L. Wilford. On September 2, 2014 the Company entered into an executive severance benefit agreement with Colm M. Callan. Each severance benefit agreement provides that in the event of an involuntary termination, if the NEO executes a general release of claims in favor of the Company, he or she will receive at least one month of base salary and medical care coverage. If the NEO also enters into and abides by certain covenants, such NEOs will receive payment of his or her salary over a total period of six months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for such NEO and his or her spouse and eligible dependents for a total period of six months.

In the event of an involuntary termination of employment with the Company (i) within 12 months following a change in control of the Company or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the severance benefit agreements provide that he or she will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his or her employment agreement with respect to the number of shares subject thereto that would have vested had he or she remained an employee for an additional 18 months; and (b) a prorated payment of such NEO’s annual target bonus based on the number of months that he or she was an employee during such fiscal year.

The terms “involuntary termination” and “change in control” have the meanings set forth in the severance benefit agreements.

Triggering Event	Salary ($)		Bonus ($)		Accelerated Stock Options (1) ($)		Accelerated RSUs (2) ($)		Health Care Benefits ($)		Health Care Benefits Gross-Up Payments ($)	Total ($)
Joseph L. Jackson
Termination Without Cause Not in Connection with a Change in Control	650,000	(3)	—		—		—		17,404	(4)	17,699	667,404
Termination Without Cause or Constructive Termination after a Change in Control	650,000	(3)	650,000	(5)	2,881,063	(6)	12,268,300	(6)	—		—	16,449,363
Change in Control Only	—		—		—		4,340,654	(7)	—		—	4,340,654
Colm M. Callan
Termination Without Cause Not in Connection with a Change in Control	165,000	(8)	—		—		—		8,702	(9)	8,850	173,702
Termination Without Cause or Constructive Termination after a Change in Control	165,000	(8)	66,000	(10)	1,188,500	(11)	2,259,950	(11)	—		—	3,679,450
Change in Control Only	—		—		—		—		—		—	—
Edgar O. Montes
Termination Without Cause Not in Connection with a Change in Control	170,000	(8)	—		—		—		8,702	(9)	8,850	178,702
Termination Without Cause or Constructive Termination after a Change in Control	170,000	(8)	204,000	(9)	874,003	(12)	4,552,185	(12)	—		—	5,800,188
Change in Control Only	—		—		—		1,684,308	(7)	—		—	1,684,308
Kimberly L. Wilford
Termination Without Cause Not in Connection with a Change in Control	160,000	(8)	—		—		—		5,965	(9)	8,850	165,965
Termination Without Cause or Constructive Termination after a Change in Control	160,000	(8)	192,000	(9)	874,003	(13)	4,552,185	(13)	—		—	5,778,188
Change in Control Only	—		—		—		1,684,308	(7)	—		—	1,684,308

(1)	Amount reflects the difference between the closing sales price of a share of our common stock on December 31, 2014 ($64.57) and the per share exercise price for the option.
(2)	Amount shown reflects the closing sales price of a share of our common stock on December 31, 2014 ($64.57).

(3)

Upon an involuntary termination, Mr. Jackson would receive payment of his salary over a period of 12 months, provided Mr. Jackson executes a general release of claims and an agreement not to complete with us during the period of time that he receives severance benefits from us.

(4)

Upon an involuntary termination, Mr. Jackson would receive reimbursement, and tax gross-up payments for such reimbursement, for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a period of 12 months, provided Mr. Jackson agrees to a general release of claims and covenant not to complete with us during the period of time that he receives severance benefits from us. The amount shown is exclusive of the tax gross-up payment.

(5)

Upon an involuntary termination (i) within 24 months of a change in control or (ii) during the time between the signing and closing a definitive agreement for a change in control transaction, Mr. Jackson will be considered for a termination bonus, with the amount of such termination bonus to be determined by our Board subject to achieving corporate and individual performance goals.

(6)

As of December 31, 2014, the following shares of common stock would accelerate if Mr. Jackson were terminated without cause or resigned for good reason in connection with a change of control (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction within a two-year period after such change in control: 106,764 option awards and 190,000 restricted stock units, or RSUs.

(7)

Amount shown is based on vesting in the number of RSUs that would have vested upon a change in control on December 31, 2014 had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date.

(8)

Upon an involuntary termination, the NEO would receive payment of his or her salary over a period of six months, provided the NEO executes a general release of claims and an agreement not to complete with us during the period of time that he or she receives severance benefits from us.

(9)

Upon an involuntary termination, the named executive officer would receive reimbursement, and tax gross-up payments for such reimbursement, for the cost of medical care coverage through our benefit plans for the named executive officer, his or her spouse and dependents for a period of six months, provided the named executive officer executes a general release of claims and an agreement not to complete with us during the period of time that he or she receives severance benefits from us. The amount shown is exclusive of the tax gross-up payment.

(10)

Upon an involuntary termination (i) within 12 months of a change in control or (ii) during the time between signing and closing a definitive agreement for a change in control transaction, the NEO will be eligible to receive a payment equal to the pro-rata portion of their annual target bonus.

(11)

As of December 31, 2014, the following shares of common stock would accelerate if Mr. Callan were terminated without cause or resigned for good reason in connection with a change of control us (i) within 12 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 50,000 option awards and 35,000 RSUs.

(12)

As of December 31, 2014, the following shares of common stock would accelerate if Mr. Montes were terminated without cause or resigned for good reason in connection with a change of control us (i) within 12 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 53,122 option awards and 70,500 RSUs.

(13)

As of December 31, 2014, the following shares of common stock would accelerate if Ms. Wilford were terminated without cause or resigned for good reason in connection with a change of control us (i) within 12 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 53,122 option awards and 70,500 RSUs.

401(k) Plan

The Company maintains a tax qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Code limits. Employees can make contributions to the plan on a before tax basis, after tax Roth basis, or a combination of both up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service. Under the 401(k) plan, the Company provides discretionary matching contributions at 30% of the first 6% of the employee contribution, up to a maximum of 1.8% of the employee’s eligible compensation. The Company intends for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that before tax contributions by employees to the 401(k) plan, and income earned on before tax contributions and after tax Roth contributions, are not taxable to employees until withdrawn from the 401(k) plan. After tax Roth contributions by employees to the 401(k) plan are distributed tax free under certain circumstances.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by the Company to each non-employee directors for fiscal 2014. The CEO did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by the CEO as an employee is presented in the “Summary Compensation Table,” which appears above in this report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
Richard M. Berkeley (2)	—	—	—	—
Thomas A. Bevilacqua (3)	—	159,964.00	—	159,964.00
Bruce G. Bodaken (4)	43,253.42	159,964.00	—	203,217.42
Mariann Byerwalter (5)	39,972.60	159,964.00	—	199,936.60
Jerome D. Gramaglia (6)	41,102.74	159,964.00	—	201,066.74
John W. Larson (7)	53,705.47	159,964.00	—	213,669.47
Edward C. Nafus (8)	39,102.74	159,964.00	—	199,066.74

(1)

The amounts shown reflect the aggregate grant date fair value of stock awards granted, respectively, determined in accordance with ASC Topic 718. See Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. These amounts do not correspond to the actual value that may be recognized by the directors.

(2)	Mr. Berkeley stepped down from the Board effective as of the 2014 Annual Meeting. As of December 31, 2014, Mr. Berkeley held no stock options or stock awards.
(3)	As of December 31, 2014, Mr. Bevilacqua held options to purchase 15,500 shares of Common Stock.
(4)	As of December 31, 2014, Mr. Bodaken held options to purchase 10,000 shares of Common Stock.
(5)	As of December 31, 2014, Ms. Byerwalter held no options to purchase shares of Common Stock.
(6)	As of December 31, 2014, Mr. Gramaglia held options to purchase 44,075 shares of Common Stock.
(7)	As of December 31, 2014, Mr. Larson held options to purchase 79,750 shares of Common Stock.
(8)	As of December 31, 2014, Mr. Nafus held options to purchase 33,000 shares of Common Stock.

Standard Compensation Arrangements for Non-Employee Directors

Pursuant to the Company’s non-employee director compensation program, the Non-Executive Chairman of the Board receives an annual retainer of $40,000 and each of the remaining non-employee directors receives an annual retainer of $20,000, payable quarterly. If a non-employee director serves for only a portion of a year, such non-employee director’s retainer is pro-rated for that portion of the year. The Chairman of the audit committee receives an additional annual retainer of $10,000, the Chairman of the compensation committee receives an additional annual retainer of $6,500 and the Chairman of the nominating and corporate governance committee receives an additional annual retainer of $4,000. The Non-Executive Chairman of the Board will not be paid an additional committee chair retainer if he or she also serves as a committee chair. The non-employee director compensation program allows a non-employee director to elect to be paid his or her annual retainer in options to purchase that number of shares of the Company’s Common Stock equal to 2.5 times the retainer amount divided by the then-current fair market value of a share of the Company’s Common Stock.

Non-employee directors are also paid $1,000 for every meeting of the Board or committee attended in person, and $500 for every meeting of the Board or committee attended telephonically. As directors affiliated with the Company’s major venture capital stockholders, Mr. Berkeley did not, and Mr. Bevilacqua currently does not, receive retainer payments or payments for attending Board or committee meetings.

Pursuant to the non-employee director compensation program, as amended in February 2014, commencing in 2014, each non-employee director is automatically granted equity, which may be in the form of a stock option to purchase a specified number of shares of the Company’s Common Stock, a specified number of RSUs or some other grant, as determined in the discretion of the Board on the date such person first becomes a non-employee director, under the equity incentive plan in place at that time. Additionally, annually, each non-employee director is automatically granted RSUs equal in value to $160,000 under the equity incentive plan in place at that time. The grant of these annual retainers will be made as of the annual meetings of the stockholders.

Pursuant to the amended non-employee director compensation program, and subject to the adjustment provisions of the Company’s equity incentive plans, any initial grants shall vest according to the schedule determined in the discretion of the Board.

The exercise price of all stock options granted pursuant to the non-employee director program is equal to the fair market value of the Company’s Common Stock on the date of grant. The term of all stock options will be 10 years.

Each vested stock option granted under the non-employee director compensation program is exercisable by the grantee for three years following separation from the Board.

In the event of a “change in control,” as defined in the appropriate equity incentive plan, with respect to awards granted under the non-employee director compensation program, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards.

Equity Retention Guidelines for Non-Employee Directors

In 2014, the Company adopted equity retention guidelines for non-employee directors to promote an alignment between their interests and the interests of the Company’s stockholders. Under this policy, each non-employee director is encouraged, over time, to retain equity in the Company in the value of $300,000. To facilitate this policy, each director who receives an RSU award is required to retain 50% of the value of the RSU award at the date of vesting. This 50% retention requirement terminates once the director has at least $300,000 of equity in the Company on the date the RSU award vests.

For these equity retention guidelines, the value of the Company’s Common Stock is based on the 100-day trailing average of the market price of the Company’s Common Stock as of the last trading day of each fiscal year. Equity holdings that count towards satisfying this policy include all shares of Company Common Stock, the net value of stock options and vested RSUs retained, directly or beneficially, by the director and by his or her family (spouse and dependent children).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the audit committee are Bruce G. Bodaken, Mariann Byerwalter and Edward C. Nafus. The audit committee acts pursuant to a written charter.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2014. The audit committee also has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard Number 16. In addition, the audit committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Mariann Byerwalter, Chairperson

Bruce G. Bodaken

Edward C. Nafus

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years
	2014 ($)	2013 ($)
Audit Fees (1)	1,939,297	2,338,873
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	1,939,297	2,338,873

(1)

Audit fees consist of fees incurred or expected to be incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our Form S-1 and Form S-3 related to our follow-on public offerings and our Form S-8 and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. During the fiscal years ended December 31, 2014 and 2013, we incurred audit fees in the amounts of approximately $0 and $235,980, respectively, related to the review of registration statements and the issuance of comfort letters and consents in connection with our initial public offering and follow-on public offerings.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.

Required Vote

Ratification of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 4 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s amended and restated bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2014 all Reporting Persons complied with all applicable reporting requirements.

ANNUAL MEETING OF STOCKHOLDERS OF

WAGEWORKS, INC.

May 6, 2015

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20330403000000000000 5 050615

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Thomas A. Bevilacqua
○ Bruce G. Bodaken
○ Joseph L. Jackson

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL WAGEWORKS, MEETING OF STOCKHOLDERS INC .OF May 6, 2015 PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

theIN PERSON Annual Meeting. - You may vote your shares in person by attending GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17629/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330403000000000000 5 050615

“FOR” PROPOSAL 2, “THREE YEARS” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

successors statement to are serve duly for elected a term and of qualified three years . or until their respective NOMINEES:

FOR ALL NOMINEES O O Bruce Thomas G. A Bodaken . Bevilacqua

WITHHOLD AUTHORITY O Joseph L. Jackson FOR ALL NOMINEES

FOR (See ALL instructions EXCEPT below)

2. The approval, on an advisory and non-binding basis, of the executive compensation set forth in the accompanying proxy statement.

3. The approval, on an advisory and non-binding basis, of the 1 YEAR 2 YEARS 3 YEARS ABSTAIN frequency of holding an advisory non-binding stockholder vote on executive compensation. FOR AGAINST ABSTAIN

4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, THREE YEARS for Proposal 3, FOR Proposal 4 and in the discretion of the proxies on any other matter that properly comes before the meeting.

To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above may not the . Please be box submitted at note right and that via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please title as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give .full

WAGEWORKS, INC.

Proxy for Annual Meeting of Stockholders on May 6, 2015 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joseph L. Jackson and Colm M. Callan, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of WageWorks, Inc., to be held on Wednesday, May 6, 2015 at 3:00 p.m., Pacific time, at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475